EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 9, 2023

FORZA X1 REPORTS FIRST QUARTER RESULTS

FORT PIERCE, FLORIDA, May 9, 2023 – Forza X1, Inc. (Nasdaq: FRZA) (“Forza” or the “Company”), a new developer of electric sport boats with a mission to accelerate the adoption of sustainable recreational boating, today reported operational highlights and financial results for the first quarter of fiscal 2023.

“We aim to be among the first to develop and manufacture electric boats targeting the recreational market,” said Jim Leffew, Chief Executive Officer and President of Forza X1, Inc. “Our mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. We are focused on the creation and implementation of marine electric vehicle (“EV”) technology to control and power our electric boats utilizing our proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor, and control system.”

“We believe that the boating industry will follow in the footsteps of the automotive industry by creating electric boats that meet or exceed the traditional boating consumer’s expectations of price, value and run times. In other words, electric boats must offer a similar experience when compared to traditional gas-powered boats in terms of size, capability, and price point,” state Jim Leffew.

 ”To date, Forza X1 has built-out and tested multiple units, including: three FX-style catamarans, two baycats, one deck boat and three 22-foot center console monohulls. The engine design, lower units and the control systems are continuously improved in each iteration. The monohull has been upgraded to a two-battery system and we have tested the system in a variety of conditions and operating environments. The batteries and engines are liquid-cooled and improvements to the heat exchangers have improved performance. We continue to improve our user interface through the Garmin control screen to provide well-designed pages showing operating characteristics and important control parameters. Additionally, our telematics unit has been adjusted to provide a better and easier to use interface. The telematics software is available on the Apple app store under the name Forza Connect,” added Jim Leffew

“We anticipate revenues from the sale of these fully integrated electric boats and motors to commence in late 2023 and early 2024. Forza X1 will continue to build prototype engines and boats for the next six to nine months,” stated Jim Leffew

“Recently, we have engaged with several high-profile marine manufacturers and are offering our electrification expertise and hardware packages as a service. We are in the design phase to provide our solution to a nationally recognized boat manufacturer and are expected to build-out two demonstration units for their late summer dealer meetings. We are also in the process of creating a robust Forza website and a media day has been scheduled for July 7th in West Palm Beach, Florida,” stated Jim Leffew.

“The North Carolina factory plans are proceeding apace with clearing of the land 100% complete and rough grading about 90% complete. We are in the building design phase and have chosen a design-build contractor. We have also leased factory space that we have upfitted for use as an engine and wire harness fabrication and test facility, we started engine production and wire fabrication in March of 2023. We have produced about ten motors to date, including our new Alpha 2 version powered by a Cascadia Motion electric motor. We are currently developing a stacking motor design for up to 300HP,” stated Jim Leffew.

Conference Call

Joseph Visconti, Executive Chairman and Chief of Product Development, will hold a conference call today, Tuesday, May 9, 2023, at 12:00 p.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-877-407-4018 and use Conference ID 13738649. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Forza X1 conference call.

The conference call will also be available through a live audio webcast that can be accessed by clicking on LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.forzax1.com/sec-filings.

About Forza X1, Inc.

Forza X1, Inc.’s mission is to accelerate the adoption of sustainable recreational boating by producing stylish electric sport boats. We are focused on the creation, implementation and sale of electric boats utilizing our electric vehicle technology to control and power our boats and proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. For more information, please visit www.forzax1.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” ““expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding being among the first to develop and manufacture electric boats targeting the recreational market, inspiring the adoption of sustainable recreational boating by producing stylish electric sport boats, creating and implementing marine EV technology to control and power the Company’s electric boats utilizing its proprietary outboard electric motor, the boating industry following in the footsteps of the automotive industry by creating electric boats that meet or exceed the traditional boating consumer’s expectations of price, value and run times, providing the Company’s electrification expertise and hardware packages as a service to a nationally recognized boat manufacturer, building out two demonstration units for the manufacturer’s late summer dealer meetings. creating a robust Forza website, holding a media day on July 7th in West Palm Beach, Florida, the Company’s North Carolina factory plans are proceeding apace and developing a stacking motor design for up to 300HP.. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to develop and manufacture electric boats targeting the recreational market as planned, the Company’s ability to inspire the adoption of sustainable recreational boating, the Company’s ability to provide its electrification expertise and hardware packages as a service to nationally recognized boat manufacturers, the Company’s ability to hold a media day on July 7th as planned, the Company’s ability to develop a stacking motor design for up to 300HP, the duration and scope of the COVID-19 outbreak worldwide, including the impact to supply chains and state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@forzax1.com

SOURCE: Forza X1, Inc.

	March 31,	December 31,
	2023	2022	Change	% Change
Cash and cash equivalents	$10,683,000	$12,767,199	$(2,084,199)	(16.3%)
Current assets	$11,222,183	$13,286,934	$(2,064,751)	(15.5%)
Current liabilities	$237,143	$453,191	$(216,048)	(47.7%)
Working capital	$10,985,040	$12,833,743	$(1,848,703)	(14.4%)

	Three months ended March 31,
	2023	2022	Change	% Change
Net sales	$—	$—	$—	—
Cost of products sold	$49,941	$11,078	$38,863	351%
Gross loss	$(49,941)	$(11,078)	$(38,863)	351%
Operating expenses	$2,079,810	$502,636	$1,577,174	314%
Loss from operations	$(2,129,751)	$(513,714)	$(1,616,037)	315%
Other income (expense)	$124,619	$(578)	$125,197	(21,660%)
Net loss	$(2,005,132)	$(514,292)	$(1,490,840)	290%
Net loss per common share: Basic and Diluted	$(0.19)	$(0.07)	$(1.12)	161%
Weighted average number of shares of common stock outstanding	10,450,000	7,000,000	3,450,000